Tautges Redpath, Ltd.

Certified Public Accountants and Consultants

Exhibit 16.1

February 23, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: MathStar, Inc.
Commission File # 000-51560

Ladies and Gentlemen:

We have read the statements made by MathStar, Inc. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements therein concerning our firm.

Very truly yours,

HLB Tautges Redpath, Ltd.

4810 White Bear Parkway   White Bear Lake, Minnesota   55110   I   651 426 7000    651 426 5004 Fax   I   www.hibtr.com

HLB Tautges Redpath, Ltd. is a member of  International, a world-wide organization of accounting firms and business advisors   I   Equal Opportunity Employer